                                                --------------------------------
                                                          OMB APPROVAL
                                                --------------------------------
                                                --------------------------------
                                                OMB NUMBER:            3235-0145
                                                EXPIRES:        OCTOBER 31, 1997
                                                ESTIMATED AVERAGE BURDEN
                                                HOURS PER RESPONSE.........14.90
                                                --------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 8 )*
                                             ---

                           Pacific Crest Capital, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    694166109
                                 (CUSIP NUMBER)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
                780 Third Avenue, 30th Floor, New York, NY 10017
--------------------------------------------------------------------------------
   (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
                              AND COMMUNICATIONS)


                                October 21, 2003
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13d-1(b)(3) OR (4), CHECK THE FOLLOWING BOX [ ].


NOTE: SIX COPIES OF THIS STATEMENT, INCLUDING ALL EXHIBITS, SHOULD BE FILED WITH THE COMMISSION. SEE RULE 13d-1(a) FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                               PAGE  1 OF 12 PAGES.
                                    ---   ---
               EXHIBIT INDEX LOCATED ON PAGE                    SEC 1746 (12-91)
                                            -----

                                  SCHEDULE 13D


--------------------------------                --------------------------------
CUSIP NO.  694166109                              PAGE   2   OF    12   PAGES
         -------------                                 -----     -----
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          SOAM Holdings, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)[ ]
                                                                          (b)[ ]


--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

          00
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                           [ ]


--------------------------------------------------------------------------------
6     CITIZEN OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
       NUMBER OF       7    SOLE VOTING POWER

        SHARES
                   -------------------------------------------------------------
     BENEFICIALLY      8    SHARED VOTING POWER

       OWNED BY                  135,480
                   -------------------------------------------------------------
         EACH          9    SOLE DISPOSITIVE POWER

       REPORTING
                   -------------------------------------------------------------
        PERSON         10   SHARED DISPOSITIVE POWER

         WITH                135,480
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          135,480

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.0%

14    TYPE OF REPORTING PERSON*

          00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         2 of 12

                                  SCHEDULE 13D


--------------------------------                --------------------------------
CUSIP NO.  694166109                              PAGE   3   OF    12   PAGES
         -------------                                 -----     -----
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Sandler O'Neill Asset Management, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

          00
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                           [ ]

--------------------------------------------------------------------------------
6     CITIZEN OR PLACE OF ORGANIZATION

          New York
--------------------------------------------------------------------------------
       NUMBER OF       7    SOLE VOTING POWER

        SHARES
                   -------------------------------------------------------------
     BENEFICIALLY      8    SHARED VOTING POWER

       OWNED BY               185,000
                   -------------------------------------------------------------
         EACH          9    SOLE DISPOSITIVE POWER

      REPORTING
                   -------------------------------------------------------------
        PERSON         10   SHARED DISPOSITIVE POWER

         WITH                 185,000
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          185,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          4.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

          00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         3 of 12

                                  SCHEDULE 13D


--------------------------------                --------------------------------
CUSIP NO.  694166109                              PAGE   4   OF    12   PAGES
         -------------                                 -----     -----
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Malta Partners II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                           [ ]

--------------------------------------------------------------------------------
6     CITIZEN OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
       NUMBER OF       7    SOLE VOTING POWER

        SHARES
                   -------------------------------------------------------------
     BENEFICIALLY      8    SHARED VOTING POWER

       OWNED BY               35,200
                   -------------------------------------------------------------
         EACH          9    SOLE DISPOSITIVE POWER

       REPORTING
                   -------------------------------------------------------------
         PERSON        10   SHARED DISPOSITIVE POWER

          WITH                35,200
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          35,200
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         4 of 12

                                  SCHEDULE 13D


--------------------------------                --------------------------------
CUSIP NO.  694166109                              PAGE   5   OF    12   PAGES
         -------------                                 -----     -----
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Malta Hedge Fund, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                           [ ]

--------------------------------------------------------------------------------
6     CITIZEN OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
       NUMBER OF       7    SOLE VOTING POWER

        SHARES
                   -------------------------------------------------------------
     BENEFICIALLY      8    SHARED VOTING POWER

       OWNED BY               14,680
                   -------------------------------------------------------------
         EACH          9    SOLE DISPOSITIVE POWER

      REPORTING
                   -------------------------------------------------------------
        PERSON         10   SHARED DISPOSITIVE POWER

         WITH                 14,680
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,680
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         5 of 12

                                  SCHEDULE 13D


--------------------------------                --------------------------------
CUSIP NO.  694166109                              PAGE   6   OF    12   PAGES
         -------------                                 -----     -----
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Malta Hedge Fund II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                           [ ]

--------------------------------------------------------------------------------
6     CITIZEN OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
        NUMBER OF      7    SOLE VOTING POWER

         SHARES
                   -------------------------------------------------------------
      BENEFICIALLY     8    SHARED VOTING POWER

        OWNED BY              85,600
                   -------------------------------------------------------------
          EACH         9    SOLE DISPOSITIVE POWER

       REPORTING
                   -------------------------------------------------------------
         PERSON        10   SHARED DISPOSITIVE POWER

          WITH                85,600
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          85,600
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.9%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OFTHE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         6 of 12

                                  SCHEDULE 13D


--------------------------------                --------------------------------
CUSIP NO.  694166109                              PAGE   7   OF    12   PAGES
         -------------                                 -----     -----
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Malta Offshore, Ltd
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                           [ ]

--------------------------------------------------------------------------------
6     CITIZEN OR PLACE OF ORGANIZATION

          Cayman Islands
--------------------------------------------------------------------------------
       NUMBER OF       7    SOLE VOTING POWER

        SHARES
                   -------------------------------------------------------------
     BENEFICIALLY      8    SHARED VOTING POWER

       OWNED BY               49,520
                   -------------------------------------------------------------
         EACH          9    SOLE DISPOSITIVE POWER

      REPORTING
                   -------------------------------------------------------------
        PERSON         10   SHARED DISPOSITIVE POWER

         WITH                  49,520
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          49,520
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OFTHE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         7 of 12

                                  SCHEDULE 13D


--------------------------------                --------------------------------
CUSIP NO.  694166109                              PAGE   8   OF    12   PAGES
         -------------                                 -----     -----
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Terry Maltese
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

          00
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                           [ ]

--------------------------------------------------------------------------------
6     CITIZEN OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------
       NUMBER OF       7    SOLE VOTING POWER

        SHARES
                   -------------------------------------------------------------
     BENEFICIALLY      8    SHARED VOTING POWER

       OWNED BY               185,000
                   -------------------------------------------------------------
         EACH          9    SOLE DISPOSITIVE POWER

      REPORTING
                   -------------------------------------------------------------
        PERSON         10   SHARED DISPOSITIVE POWER

         WITH                 185,000
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          185,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          4.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OFTHE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         8 of 12

This Amendment No. 8 to Schedule 13D relating to Pacific Crest Capital, Inc. is being filed on behalf of the undersigned to amend the Schedule 13D filed by the undersigned dated March 4, 1998, as amended by Amendment No. 1 to the Schedule 13D dated July 22, 1998, Amendment No. 2 to the Schedule 13D dated March 16, 1998, Amendment No. 3 to the Schedule 13D dated May 28, 1998, Amendment No. 4 to the Schedule 13D dated November 23, 1999, Amendment No. 5 dated September 23, 1999, Amendment No. 6 to the Schedule 13 D dated April 26, 2001 and Amendment No. 7 to the Schedule 13D dated April 1, 2003 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

ITEM 3.    SOURCE AND AMOUNT OF FUNDS.

     Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

     The net investment cost (including commissions, if any) of the shares of Common Stock held by MHF, MPII, MHFII and MO is $117,456, $226,336, $762,160 and $653,578, respectively. Such shares were purchased with the investment capital of the respective entities.

ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER.

     Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

(a) Based upon an aggregate of 4,552,085 shares of Common Stock outstanding, as set forth in the Issuer's Form 8-K dated October 16, 2003, as of the close of business on October 21, 2003:

     (i) MPII beneficially owned 35,200 shares of Common Stock, constituting approximately 0.8% of the shares outstanding.

     (ii) MHF beneficially owned 14,680 shares of Common Stock, constituting approximately 0.3% of the shares outstanding.

     (iii) MHFII beneficially owned 85,600 shares of Common Stock, constituting approximately 1.9% of the shares outstanding.

     (iv) MO beneficially owned 49,520 shares of Common Stock, constituting approximately 1.1% of the shares outstanding.

     (v) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MHF, MPII, MHFII and MO, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 14,680 shares owned by MHF, the 35,200 shares owned by MPII, the 85,600 shares owned by MHFII, the 49,520 shares owned by MO, or an aggregate of 185,000 shares of Common Stock, constituting approximately 4.1% of the shares outstanding.

     (vi) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and

             Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 14,680 shares owned by MHF, the 35,200 shares owned by MPII, and the 85,600 shares owned by MHFII, or an aggregate of 135,480 shares of Common Stock, constituting approximately 3.0% of the shares outstanding.

     (vii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 14,680 shares owned by MHF, the 35,200 shares owned by MPII, the 85,600 shares owned by MHFII and the 49,520 shares owned by MO, or an aggregate of 185,000 shares of Common Stock, constituting approximately 4.1% of the shares outstanding.

     (viii) In the aggregate, the Reporting Persons beneficially own an aggregate of 185,000 shares of Common Stock, constituting approximately 4.1% of the shares outstanding.

     (ix)    2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. MO has the power to dispose of and to vote the shares of Common Stock beneficially owned by it. MO is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by MO. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

     During the sixty days prior to October 21, 2003, MHF effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------

         10/21/03           Sold              5,200            $25.68
         10/20/03           Sold                800             25.68
         10/17/03           Sold              2,100             25.74

     During the sixty days prior to October 21, 2003, MPII effected the following transaction in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------

         10/17/03           Sold              3,600             25.74

     During the sixty days prior to October 21, 2003, MHFII effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------

         10/21/03           Sold              38,600            $25.68
         10/20/03           Sold               5,100             25.68
         10/17/03           Sold              13,400             25.74

     During the sixty days prior to October 21, 2003, MO effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------

         10/21/03           Sold              22,300            $25.68
         10/20/03           Sold               3,000             25.68
         10/17/03           Sold               7,700             25.74

(d)      Not applicable.

(e)      Not applicable.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 30, 2003

MALTA PARTNERS II, L.P.                  MALTA HEDGE FUND II, L.P.

By:     SOAM Holdings, LLC,                  By:      SOAM Holdings, LLC,
        the sole general partner                      the sole general partner


By: /s/ Terry Maltese                        By: /s/ Terry Maltese
   -----------------------------------           ------------------
         Terry Maltese                                Terry Maltese
         President                                    President

MALTA OFFSHORE, LTD                         Sandler O'Neill Asset Management LLC

By:     Sandler O"Neill Asset Management LLC

By: /s/ Terry Maltese                        By: /s/ Terry Maltese
   ----------------------------------            ------------------
         Terry Maltese                                Terry Maltese
         President                                    President

SOAM Holdings, LLC                           Terry Maltese


By: /s/ Terry Maltese                        /s/ Terry Maltese
   ----------------------------------        ------------------
         Terry Maltese                            Terry Maltese
         President

MALTA HEDGE FUND, L.P.
By:     SOAM Holdings, LLC,
        the sole general partner

By: /s/ Terry Maltese
   ----------------------------------
         Terry Maltese
         President